                                  PURCHASE AGREEMENT

                                         FOR

                                    BRANCH OFFICE

                                       BETWEEN

                               SOUTHERN CALIFORNIA BANK

                                         AND

                                    PREFERRED BANK


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                                  TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

1.    DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.1   ACCRUED INTEREST . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.2   AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.3   ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.4   BRANCH OFFICE. . . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.5   CLOSING DATE . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.6   CLOSING STATEMENT. . . . . . . . . . . . . . . . . . . . . . . .  1
      1.7   DEPOSITS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.8   FIXED ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.9   LEASE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.10  LIABILITIES. . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.11  NONSTATEMENT LIABILITIES . . . . . . . . . . . . . . . . . . . .  2
      1.12  OTHER ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . .  2
      1.13  PREMIUM AMOUNT . . . . . . . . . . . . . . . . . . . . . . . . .  2
      1.14  STATEMENT LIABILITIES. . . . . . . . . . . . . . . . . . . . . .  2

2.    TRANSFER OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . .  2
      2.1   TRANSFER . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
      2.2   BOOKS AND RECORDS. . . . . . . . . . . . . . . . . . . . . . . .  3
      2.3   ITEMS IN TRANSIT . . . . . . . . . . . . . . . . . . . . . . . .  3
      2.4   ASSUMPTION OF LIABILITIES. . . . . . . . . . . . . . . . . . . .  3
      2.5   PLEDGED DEPOSITS . . . . . . . . . . . . . . . . . . . . . . . .  3

3.    CONSIDERATION FOR ASSETS AND ASSUMPTION OF LIABILITY . . . . . . . . .  3
      3.1   PAYMENT BY SELLER. . . . . . . . . . . . . . . . . . . . . . . .  3
      3.2   ASSUMPTION OF LIABILITIES. . . . . . . . . . . . . . . . . . . .  3
      3.3   PRORATION AND ACCRUALS . . . . . . . . . . . . . . . . . . . . .  3
      3.4   ADJUSTMENTS IN PAYMENT AMOUNT. . . . . . . . . . . . . . . . . .  4
      3.5   IMMEDIATELY AVAILABLE FUNDS. . . . . . . . . . . . . . . . . . .  4
      3.6   SALES AND TRANSFER TAXES . . . . . . . . . . . . . . . . . . . .  4

4.    CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

5.    CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES . . . . . . . .  4
      5.1   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER AND SELLER   4
            5.1.1 SHAREHOLDER APPROVALS. . . . . . . . . . . . . . . . . . .  4
            5.1.2 REGULATORY APPROVALS . . . . . . . . . . . . . . . . . . .  5
            5.1.3 ABSENCE OF LITIGATION. . . . . . . . . . . . . . . . . . .  5
      5.2   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER . . . . . . . . . .  5
            5.2.1 DOCUMENTS. . . . . . . . . . . . . . . . . . . . . . . . .  5
            5.2.2 REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . .  6
            5.2.3 CONDUCT OF BUSINESS. . . . . . . . . . . . . . . . . . . .  6


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      5.3   CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. . . . . . . . . .  6
            5.3.1 DOCUMENTS. . . . . . . . . . . . . . . . . . . . . . . . .  6
            5.3.2 REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . .  6
            5.3.3 COVENANTS OF BUYER . . . . . . . . . . . . . . . . . . . .  6
            5.3.4 LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . .  6

6.    AGREEMENTS OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . .  7
      6.1   ACCESS TO RECORDS AND INFORMATION. . . . . . . . . . . . . . . .  7
      6.2   CONDUCT OF BUSINESS PENDING CLOSING. . . . . . . . . . . . . . .  7
      6.3   ASSISTANCE IN OBTAINING REGULATORY APPROVALS . . . . . . . . . .  7
      6.4   FURTHER ASSISTANCE . . . . . . . . . . . . . . . . . . . . . . .  7
      6.5   CORPORATE CONSENTS . . . . . . . . . . . . . . . . . . . . . . .  7
      6.6   SCHEDULES. . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
      6.7   CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
      6.8   GOOD FAITH AND FAIR DEALING. . . . . . . . . . . . . . . . . . .  8
      6.9   SIGNAGE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
      6.10  NOTICE TO SELLER'S CUSTOMERS . . . . . . . . . . . . . . . . . .  8

7.    AGREEMENTS OF BUYER. . . . . . . . . . . . . . . . . . . . . . . . . .  8
      7.1   EFFORTS TO OBTAIN REGULATORY APPROVAL. . . . . . . . . . . . . .  8
      7.2   PERFORMANCE OF LIABILITIES . . . . . . . . . . . . . . . . . . .  9
      7.3   FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . . . .  9
      7.4   CORPORATE CONSENTS AND DOCUMENTS . . . . . . . . . . . . . . . .  9
      7.5   CHANGE OF NAME . . . . . . . . . . . . . . . . . . . . . . . . .  9
      7.6   GOOD FAITH AND FAIR DEALING. . . . . . . . . . . . . . . . . . .  9
      7.7   NOTICE BY BUYER. . . . . . . . . . . . . . . . . . . . . . . . .  9
      7.8   EMPLOYEES. . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

8.    WARRANTIES AND REPRESENTATIONS OF SELLER . . . . . . . . . . . . . . . 10
      8.1   ORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . 10
      8.2   AUTHORITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
      8.3   CLOSING STATEMENT. . . . . . . . . . . . . . . . . . . . . . . . 10
      8.4   FINDERS OR BROKERS . . . . . . . . . . . . . . . . . . . . . . . 10
      8.5   SCHEDULES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      8.6   COMPLIANCE WITH INSTRUMENTS  . . . . . . . . . . . . . . . . . . 11
      8.7   TITLE TO PERSONAL PROPERTY AND LEASES. . . . . . . . . . . . . . 11
      8.8   THE DEPOSITS . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      8.9   TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      8.10  INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      8.11  COMPLIANCE WITH LICENSES AND PERMITS . . . . . . . . . . . . . . 12
      8.12  MISSTATEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . 12
      8.13  DEFAULTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
      8.14  CERTAIN LITIGATION . . . . . . . . . . . . . . . . . . . . . . . 12
      8.15  LEASE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

9.    WARRANTIES AND REPRESENTATIONS OF BUYER. . . . . . . . . . . . . . . . 12
      9.1   ORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . 12


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                                                                           PAGE

      9.2   AUTHORITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
      9.3   FINDERS OR BROKERS . . . . . . . . . . . . . . . . . . . . . . . 13
      9.4   GOVERNMENTAL NOTICES . . . . . . . . . . . . . . . . . . . . . . 13
      9.5   COMPLIANCE WITH INSTRUMENTS. . . . . . . . . . . . . . . . . . . 13

10.   DISCLAIMERS AND OTHER SPECIAL PROVISIONS . . . . . . . . . . . . . . . 13
      10.1  FIDUCIARY ACCOUNTS . . . . . . . . . . . . . . . . . . . . . . . 13
      10.2  DEPOSITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
      10.3  PAYMENT OF CERTAIN INTEREST. . . . . . . . . . . . . . . . . . . 14
      10.4  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . 14
      10.5  POSSESSION . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
      10.6  TAX REPORTING. . . . . . . . . . . . . . . . . . . . . . . . . . 14
      10.7  INTEREST REPORTING . . . . . . . . . . . . . . . . . . . . . . . 15
      10.8  WITHHOLDING. . . . . . . . . . . . . . . . . . . . . . . . . . . 15
      10.9  POST-CLOSING RECONCILIATION. . . . . . . . . . . . . . . . . . . 15

11.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . 16
      11.1  CLAIMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
      11.2  SURVIVAL OF REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . 16
      11.3  LIMITATION OF CLAIMS . . . . . . . . . . . . . . . . . . . . . . 16

12.   TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
      12.1  TERMINATION AGREEMENT. . . . . . . . . . . . . . . . . . . . . . 17
      12.2  IMMATERIAL BREACH. . . . . . . . . . . . . . . . . . . . . . . . 18
      12.3  EFFECT OF TERMINATION. . . . . . . . . . . . . . . . . . . . . . 18
      12.4  WAIVER OF RIGHT TO TERMINATE . . . . . . . . . . . . . . . . . . 18

13.   EFFECT ON THIRD PARTIES. . . . . . . . . . . . . . . . . . . . . . . . 18

14.   DELAYED SETTLEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . 18
      14.1  CLOSING AND FIRST ADJUSTMENT . . . . . . . . . . . . . . . . . . 18
      14.2  FINAL SETTLEMENT . . . . . . . . . . . . . . . . . . . . . . . . 19
      14.3  PAYMENT AND INTEREST . . . . . . . . . . . . . . . . . . . . . . 19

15.   MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
      15.1  CONFIDENTIALITY AND PUBLICITY. . . . . . . . . . . . . . . . . . 19
      15.2  EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
      15.3  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
      15.4  SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . . . . . . . . . 21
      15.5  THIRD PARTY BENEFICIARIES. . . . . . . . . . . . . . . . . . . . 21
      15.6  COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . 21
      15.7  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . 21
      15.8  CAPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21


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                                                                           PAGE

      15.9  ATTORNEYS FEES . . . . . . . . . . . . . . . . . . . . . . . . . 21
      15.10 ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . 21


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                                PURCHASE AGREEMENT


    THIS AGREEMENT is made as of the 14th day of November, 1995 by and between SOUTHERN CALIFORNIA BANK, a California banking corporation (hereinafter referred to as "Seller"), and PREFERRED BANK, a California banking corporation (hereinafter referred to as "Buyer").


    1. DEFINITIONS:

       1.1 ACCRUED INTEREST. "Accrued Interest" means the amount of interest accrued and unpaid on the Deposits at the end of the day prior to the Closing Date.

       1.2 AGREEMENT. "Agreement" means this Purchase Agreement, as amended from time to time.

       1.3 ASSETS.  "Assets" means the Fixed Assets and the Other Assets.

       1.4 BRANCH OFFICE. "Branch" means the branch banking office of Seller located at 18261 Gale Avenue, City of Industry, California 91748.

       1.5 CLOSING DATE. "Closing Date" means 12.01 a.m. on the date when the purchase and sale described in this Agreement is consummated. The Closing Date shall be on a date mutually agreed upon by the parties hereto and which occurs following receipt of the approvals required under Section 5.1, and each of its applicable subparts, of this Agreement; PROVIDED, however, the Closing Date shall not in any event occur prior to the lapse of all legally required waiting or protest periods.

       1.6 CLOSING STATEMENT. "Closing Statement" means the Statement of Condition for the Branch Office which is prepared from Seller's books and records and as of the end of the day prior to the Closing Date.

       1.7 DEPOSITS. "Deposits" means all liabilities of Seller carried on the books of the Branch Office identified as deposits in the Closing Statement.

       1.8 FIXED ASSETS. "Fixed Assets" means all of the assets set forth on the attached Schedule A.

       1.9 LEASE. "Lease" means the lease between Seller and DickerWarmington Properties as landlord ("Landlord") dated January 2, 1990 with respect to the real property, building and improvements thereon comprising the Branch Office.

       1.10 LIABILITIES. "Liabilities" means the Closing Statement Liabilities and the Nonstatement Liabilities.

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       1.11 NONSTATEMENT LIABILITIES.  "Nonstatement Liabilities" means all agreements existing as of the end of the day prior to the Closing Date made by or with respect to the operations of the Branch Office in the normal course of business of the Branch Office, including leases of personal property, maintenance, service and janitorial agreements, agreements relating to deposits, safe deposit boxes and safekeeping of property which are included among the Assets or Liabilities, as the case may be, and such other agreements as are disclosed by the business records of the Branch Office and are included on the Schedule of Nonstatement Liabilities, to be delivered by Seller to Buyer in accordance with Section 6.6 and which are expressly assumed in writing by Buyer in a separate assumption agreement. Notwithstanding the foregoing, Nonstatement Liabilities shall not include (i) any loan commitments or agreements of any kind unless specifically assumed in writing by Buyer; (ii) any guarantees, including letters of credit; (iii) any obligations or litigation whether pending or threatened relating to assets or liabilities which are not expressly transferred to or assumed by the Buyer pursuant to this Agreement; (iv) repurchase obligations; (v) any obligation or claims based on events, acts or omissions relating to the business of the Branch Office, the Assets and Liabilities, occurring prior to the end of the day prior to the Closing Date, including but not limited to liability related to the operation of deposit accounts, violations of the Federal Reserve Board's Regulation Z and violations of any other federal or state law or regulation relating to the operation of the Branch Office; (vi) any contracts of insurance; and (vii) and liabilities identified in the Closing Statement which are not included among the Closing Statement Liabilities.

       1.12 OTHER ASSETS. "Other Assets" means (i) Seller's interest as lessee in all furniture and equipment leased by Seller as of the end of the day prior to the Closing Date which is located in the Branch Office and which is expressly assumed in writing by Buyer in a separate assumption agreement or agreements; (ii) Seller's rights and title in and to all agreements which are included among the Liabilities as assumed in a separate assumption agreement or agreements, other than rights based upon events occurring prior to the Closing Date; and (iii) all records relating to the Assets or Liabilities, relationships, business, assembled work force, good will, those intangible assets representing the benefit of aggregate Deposits being assumed by the Buyer and other intangible assets associated with the Branch Office.

       1.13 PREMIUM AMOUNT.  "Premium Amount" means $180,000.

       1.14 STATEMENT LIABILITIES. "Statement Liabilities" means the Deposits and all other liabilities identified in the Closing Statement as of the end of the day prior to the Closing Date as adjusted pursuant to Section
3.3 of this Agreement.

    2. TRANSFER OF ASSETS.

       2.1 TRANSFER. On the Closing Date, subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, transfer, assign and deliver the Assets and all documents and instruments relating thereto to Buyer, Buyer agrees to purchase, acquire and accept the same from Seller, and Seller and Buyer agree to execute the assignment and transfer of the Lease.

       2.2 BOOKS AND RECORDS. On the Closing Date, Buyer shall receive possession of, and right, title and interest in, all books and records which are maintained by Seller at the Branch Office relating to the Assets and Liabilities including, without limitation, IRS "B" and "C" notice and withholding release notices. All such books and records shall be open for inspection by Seller and its authorized agents and representatives during regular business hours after the Closing Date and Seller may, at its own expense, make such copies of and excerpts from such books and records as it may deem desirable. All books and records relating to the Assets and Liabilities shall be maintained for a period which is at least the longer of the period required by law or the third anniversary of the Closing Date unless the parties shall, applicable law permitting, agree upon shorter period.

       2.3 ITEMS IN TRANSIT. Buyer shall obtain the benefit of and shall bear the risk of all items relating to the Liabilities which are in the original process of collection as of the end of the day prior to the Closing Date provided that Seller shall reimburse Buyer for any such item where Buyer suffers a loss due to Seller's failure to adhere to applicable law and its own policies and procedures in collecting such item.

       2.4 ASSUMPTION OF LIABILITIES. From and after the Closing Date, Buyer shall assume, defend, pay, perform, and discharge the Deposits and the Liabilities.

       2.5 PLEDGED DEPOSITS. No later than 60 days prior to the Closing Date, Seller shall identify in writing to Buyer any Deposits in which Seller or a third party claims a security interest (a "Pledged Deposit"). This information shall be updated no later than the tenth business day prior to Closing. At the time the Buyer assumes the Liabilities, Seller shall deliver to Buyer copies of any notices received by Seller pursuant to Section 9302(1)(g)(ii) of the Uniform Commercial Code of California with respect to any Pledged Deposits. Buyer shall then treat the Pledged Deposits so identified to it in accordance with its obligations under the Uniform Commercial Code of California.

    3. CONSIDERATION FOR ASSETS AND ASSUMPTION OF LIABILITY.

       3.1 PAYMENT BY SELLER. The payment for the Assets (subject to the Liabilities) shall be an amount equal to the Premium Amount. Such amount shall be netted against the amount paid to Buyer in connection with assumption of the Deposits (such net amount, the "Payment Amount").

       3.2 ASSUMPTION OF LIABILITIES.   From and after the Closing Date,
Buyer shall assume, defend, pay, perform, and discharge the Liabilities.

       3.3 PRORATION AND ACCRUALS.   Except as otherwise provided in this
Section 3.3, items of income and expense, shall be prorated to reflect all appropriate accruals of income and expense as of the end of the day prior to the Closing Date in accordance with generally accepted accounting principles. All such items shall be reflected on the Closing Statement whether or not such items are normally reflected on branch financial statements and all such items shall be adjusted to reflect all appropriate accruals of income and expense as of the end of the day prior to the Closing Date, whether or not such adjustments would normally be made as of such time. No accruals shall be made for service charges on accounts included among the Deposits which Seller is operationally unable to collect prior to the Closing Date.

       3.4 ADJUSTMENTS IN PAYMENT AMOUNT. Any prorations or adjustments to the Payment Amount which are made from and after the Closing Date shall be paid, subject to Section 14 of this Agreement, by the party obligated therefor upon demand of the party entitled thereto in immediately available funds.

       3.5 IMMEDIATELY AVAILABLE FUNDS. If the Closing Date falls on a nonbusiness day of Seller or the Payment Amount cannot be delivered on the Closing Date as provided in Section 3.4 or 3.5 of this Agreement, then the Payment Amount shall be made in immediately available funds on the next business day of Seller and shall accrue interest from and after the Closing Date to the date of payment at the rate of interest set forth in Section 14.3 or as is otherwise mutually agreed to by the parties.

       3.6 SALES AND TRANSFER TAXES. All excise, sales, use and transfer taxes which are payable or arise as a result of this Agreement or the consummation of the purchase and sale contemplated by this Agreement shall be paid by Buyer and Seller on an equal basis, whether such taxes are imposed upon Buyer or Seller. All other taxes with respect to the Branch Office shall be prorated between Buyer and Seller as of the end of the day prior to the Closing Date.

    4. CLOSING.

       The closing of the purchase and sale of the Assets and the assumption of the Liabilities (the "Closing") described in this Agreement shall take place as of the Closing Date at such place as mutually agreed to by the parties. All responsibility and risk relating to the Assets and Liabilities and all business conducted at the Branch Office from and after the Closing Date shall be for Buyer's account and risk.

    5. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES.

       5.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER AND SELLER. The obligations of Buyer and Seller are subject to the fulfillment at or prior to the Closing Date of each of the following conditions precedent:

           5.1.1 SHAREHOLDER APPROVALS. The Agreement will be submitted to the shareholders of Buyer for their approval but only to the extent such approval is required under Section 4879.04 of the California Financial Code, which approval shall be in conformance with all appropriate legal requirements.

           5.1.2 REGULATORY APPROVALS. All required licenses, approvals and consents of the California Superintendent of Banks, the Federal Deposit Insurance Corporation, any other federal regulatory agencies and any other relevant California agencies shall have been obtained and shall be in full force and effect, all waiting periods prescribed by applicable law or regulation shall have expired, and none of such authorizations, consents, orders, approvals or licenses shall contain conditions which in the good faith and reasonable judgment of Seller are materially burdensome to it, or which in the good faith and reasonable judgment of Buyer are materially burdensome to it, and all necessary conditions of such licenses, approvals and consents shall have been fully satisfied.

           5.1.3 ABSENCE OF LITIGATION. No action or proceeding instituted by a non-party to this Agreement to prevent the consummation of the transactions covered and contemplated by this Agreement shall be pending as of the end of the day prior to the Closing Date.

       5.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of Buyer are subject to fulfillment at or prior to the Closing Date of each of the following conditions precedent but compliance with or occurrence of any one or more of such conditions precedent may be waived in writing by Buyer:

           5.2.1 DOCUMENTS.  Seller shall have delivered to Buyer:

                (i) Copies of the Articles of Incorporation of Seller, together with all amendments, certified as of the date prior to the Closing Date by the secretary of Seller;

                (ii) Copies, certified as of the date prior to the Closing Date by the secretary of Seller, of resolutions of Seller's Board of Directors authorizing execution and delivery of this Agreement and the other documents contemplated hereby, certifying that such authorization and approval remains unmodified and in full force and effect;

                (iii) Such deeds, bills of sale, assignments, and other instruments and documents as counsel for Buyer may reasonably require as necessary for conveying to Buyer pursuant to this Agreement good and marketable title to the Assets;

                (iv) The assignment of the Lease ("Assignment") in the form attached hereto as Exhibit "B", executed by Seller;

                (v) Copy of the Lease together with (a) the consent of the landlord to the assignment and transfer of the Lease to Buyer, (b) the certification of the landlord that Seller is not in default in the performance of the Lease, has not committed any breach of the terms of the Lease and the Lease continues in full force and effect and (c) the release of Seller from its obligations to the Landlord under the Lease ("Consent"); and

           5.2.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller set forth in Section 8 of this Agreement shall be true and correct in all material respects as of the end of the day prior to the Closing Date.

           5.2.3 CONDUCT OF BUSINESS. Seller shall have fully performed the covenants contained in section 6 of this Agreement.

       5.3 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller are subject to fulfillment at or prior to the Closing Date of each of the following conditions precedent but compliance with or occurrence of any one or more of such conditions precedent may be waived in writing by Seller:

           5.3.1 DOCUMENTS.  Buyer shall have delivered to the Seller:

                 (i) Copies of the Articles of Incorporation of Buyer, together with all amendments certified as of the date prior to the Closing Date by the secretary of Buyer;

                 (ii) Copies, certified as of the date prior to the Closing Date by the secretary of Buyer, of resolutions of Buyer's Board of Directors authorizing execution and delivery of this Agreement and the other documents contemplated hereby, and resolutions of Buyer's shareholder if applicable, approving this Agreement, in each case certifying that such authorization and approval remains unmodified and in full force and effect;

                 (iii) The Assignment and Consent, executed by Buyer.

                 (iv) Such other documents and instruments as counsel for Seller may reasonably require.

           5.3.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in Section 9 of this Agreement shall be true and correct in all material respects as of the end of the day prior to the Closing Date.

           5.3.3 COVENANTS OF BUYER. Buyer shall have fully performed the covenants contained in Section 7 of this Agreement.

           5.3.4 LEGAL MATTERS. The validity of all transactions herein contemplated to be performed by Buyer as well as the substance of all documents to be delivered by Buyer hereunder shall be subject to the approval, to be reasonably exercised, of counsel to Seller.

    6. AGREEMENTS OF SELLER.

       6.1 ACCESS TO RECORDS AND INFORMATION. Between the date of this Agreement and the day prior to the Closing Date, Seller shall afford to Buyer and its authorized agents and representatives, during times mutually agreed upon by the parties, reasonable access to records, files and other information within Seller's possession relating to the Branch Office and the assets to be purchased and liabilities to be assumed by Buyer pursuant to the terms of this Agreement, and the opportunity to update any such investigation at such intervals as the Buyer shall deem appropriate. Seller shall cause its personnel to provide to Buyer assistance in Buyer's investigation of matters relating to the Branch office and to such assets and liabilities; PROVIDED, however, Buyer's investigation shall be conducted in a manner which does not unreasonably interfere with Seller's normal operations, customers and employee relations.

       6.2 CONDUCT OF BUSINESS PENDING CLOSING. Except as may be required to obtain the regulatory approvals referred to in Section 5.1.2 of this Agreement, between the date hereof and the Closing Date, and except as may be otherwise required by applicable law or regulation, Seller shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld; cause the Branch Office to carry on its business and activities otherwise than diligently and in substantially the same manner as it previously has been carried out with substantially the same staffing levels, or make or institute any methods of operation that will vary materially from those methods used by the Branch Office on or before the date hereof (PROVIDED, however, that Seller shall not be required to continue any activity which no longer is a prudent banking activity or as to which an applicable regulatory agency has otherwise directed).

       6.3 ASSISTANCE IN OBTAINING REGULATORY APPROVALS. Seller agrees to use all reasonable efforts to assist Buyer in obtaining the regulatory approvals referred to in Section 5.1.2 of this Agreement, and Seller will provide to Buyer or to the appropriate regulatory authorities all information required to be submitted by Seller in connection with such approvals.

       6.4 FURTHER ASSISTANCE.  On and after the Closing Date, Seller shall
(i) give such further Buyer and shall execute, acknowledge and deliver all such bills of sale, deeds, acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively vest in Buyer the full legal and equitable title to the Assets, and (ii) use its best efforts to assist Buyer in the orderly transition of the Branch Office operations being acquired by Buyer.

       6.5 CORPORATE CONSENTS. Seller shall use its best efforts to obtain all necessary corporate consents. Subject to Sections 5.1.1 and 5.1.2, Seller shall comply with all applicable laws, regulations and rulings in connection with this Agreement and the consummation of the transactions contemplated hereby and shall furnish to Buyer at the Closing the documents described in Section
5.2.1 of this Agreement.

       6.6 SCHEDULES. Within thirty (30) days following execution of this Agreement, Seller shall deliver to Buyer a schedule of then-existing Nonstatement Liabilities. The schedule of Nonstatement Liabilities shall be updated as of the tenth (1Oth) business day prior to the Closing Date and as of the end of the day prior to the Closing Date.

       6.7 CONSENTS. Seller shall use its best efforts to obtain and deliver to Buyer on the Closing Date all required consents authorizing the transfer and assignment to Buyer of, or the substitution of Buyer for Seller under, all leases and other contracts constituting a portion of the Assets, effective from and after the Closing Date, and the execution of the consent to assignment of Lease by the landlord under the Lease and the certificates from the landlord under the Lease required pursuant to Section 5.2.1 (v). Notwithstanding the foregoing, this Agreement shall not constitute an agreement to assign any lease or other contract if an attempted assignment thereof would constitute a breach thereof, or would adversely affect the rights of Seller thereunder.

       6.8 GOOD FAITH AND FAIR DEALING. Seller expressly agrees that it is entering into this Agreement with the intention of fully and completely performing all of its duties and obligations as set forth herein, and further, Seller shall, through and including the day before the Closing Date, and, if applicable, from and after the Closing Date, diligently carry out in good faith pursuant to the terms of this Agreement each of its obligations and requirements set forth herein in order to consummate on the Closing Date the transaction contemplated hereby.

       6.9 SIGNAGE. Seller shall use commercially reasonable efforts to make arrangements (such arrangement to be completed no later than ten days prior to closing) with the lessor to permit Buyer to change the signage at the Branch Office.

       6.10 NOTICE TO SELLER'S CUSTOMERS. Seller shall send notice to Seller's customers relating to the sale of the Branch Office in accordance with applicable law and regulations. Such notice shall be mutually satisfactory to Seller and Buyer.

    7. AGREEMENTS OF BUYER.

       7.1 EFFORTS TO OBTAIN REGULATORY APPROVAL. Buyer agrees to use all reasonable efforts to obtain as promptly as possible the regulatory approvals referred to in Section 5.1.2 of this Agreement which must be obtained by Buyer. Buyer shall specifically be responsible for making application to obtain the requisite approvals from the California Superintendent of Banks and the Federal Deposit Insurance Corporation.

       7.2 PERFORMANCE OF LIABILITIES. From and after the Closing Date, Buyer shall fully perform, pay and discharge all of the Liabilities and shall protect the rights of depositors and creditors of the Branch Office in the same manner and to the same extent as if Buyer had itself incurred the Liabilities.

       7.3 FURTHER ASSURANCES. On and after the Closing Date, Buyer shall give such further assurances to Seller and shall execute, acknowledge and deliver all such acknowledgements and other instruments and take any further action as may be necessary and appropriate to effectively relieve and discharge Seller from any obligations remaining under the Liabilities assumed by Buyer.

       7.4 CORPORATE CONSENTS AND DOCUMENTS. Buyer shall use its best efforts to obtain all necessary corporate consents. Subject to Sections
5.1.1 and 5.1.2, Buyer shall comply with all applicable laws, regulations and rulings in connection with this Agreement and the consummation of the transactions contemplated hereby and shall furnish to Seller at the Closing the documents described in Section 5.3.1 of this Agreement.

       7.5 CHANGE OF NAME. From and after the Closing Date, Buyer (i) shall immediately change the name on all documents and facilities relating to the Branch Office from Seller's name to Buyer's name or to a name approved in writing by Seller which is not in any way similar to Seller's name, and (ii) shall promptly notify all persons who are Branch Office customers and depositors as of the Closing Date of such change. It is understood that Seller is not transferring to Buyer any right, title or interest in or to, or any right or license to use, Seller's name in connection with the Branch Office or otherwise. Nothing in this Section 7.5 shall require Buyer to undertake or reissue deposits or other documents assumed by or assigned to Buyer as of the Closing Date except in the ordinary course of business, it being understood, however, that reasonable efforts will be used to change names in accordance with the provisions of the first sentence of this Section 7.5.

       7.6 GOOD FAITH AND FAIR DEALING. Buyer expressly agrees that it is entering into this Agreement with the intention of fully and completely performing all of its duties and obligations as set forth herein, and further, Buyer shall, through and including the day before the Closing Date, and, if applicable, from and after the Closing Date, diligently carry out in good faith pursuant to the terms of this Agreement each of is obligations and requirements set forth herein in order to consummate as of the Closing Date the transaction contemplated hereby.

       7.7 NOTICE BY BUYER. Buyer shall send notice of the purchase of the Branch Office no sooner than 10 days before the Closing. Such notice shall be mutually satisfactory to Seller and Buyer.

       7.8 EMPLOYEES. Purchaser shall be given an opportunity to interview for employment employees of Seller located at the Branch Office. Purchaser shall utilize commercially reasonable efforts to commence such interviews no later than 60 days prior to Closing and to complete interviews with such employees no later than 30 days prior to Closing. On the 30th day prior to Closing, Purchaser shall notify Seller in writing as to the employees, if any, it wishes to extend offers of employment at the Branch Office and, with respect to such employees, shall take all appropriate steps to hire such employees, effective on and after the Closing Date. Purchaser has been advised that employees of the Branch Office will be allowed to seek other employment within the Seller's organization until the Seller is notified by the Purchaser, in writing, that employees selected by the Purchaser have accepted such offers of employment with the Purchaser. Purchaser shall use commercially reasonable efforts to provide such employees similar employee benefits as are provided to like employees of Purchaser. Employees remaining in the Branch Office on the Closing Date will be terminated by the Seller. The foregoing is not intended to create an obligation in favor of any person not a party to this Agreement.

    8. WARRANTIES AND REPRESENTATIONS OF SELLER.

       Seller represents and warrants to Buyer as of the date hereof:

       8.1 ORGANIZATION. Seller is a state banking corporation duly organized and validly existing under the laws of the state of California, with full power and authority to exercise its corporate powers, rights and privileges and to conduct a commercial banking business at the Branch Office as is now conducted by it.

       8.2 AUTHORITY. The execution and delivery of this Agreement by Seller have been duly authorized by its Board of Directors and no further corporate action will be or is necessary on the part of Seller to make this Agreement valid, binding and enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditors' rights generally.

       8.3 CLOSING STATEMENT. The Closing Statement or any other information based on the books and records of Seller used in making any calculations hereunder or otherwise furnished to Buyer in connection with this Agreement is and will be accurate and complete as of the dates thereof and, except for the adjustments required by Section 3.3 of this Agreement, have been and will be prepared in a consistent manner and in the ordinary course of Seller's business.

       8.4 FINDERS OR BROKERS. Seller has not in any manner whatsoever paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby, other than a finder's fee payable to Guyot & Associates in the amount of $9,000 or 0.13% of Deposits, whichever is greater, which shall be split equally between the parties. All negotiations relating to this Agreement have been conducted by Seller directly and without the intervention of any person in such manner as to
                                        10
give rise to any valid claim against Buyer for any brokerage commission or other like payment.

       8.5 SCHEDULES. The schedules to be delivered by Seller to Buyer pursuant to Section 6.6 of this Agreement will be complete and accurate as of the date thereof in all material respects.

       8.6 COMPLIANCE WITH INSTRUMENTS. The performance of this Agreement by Seller will not violate or result in a breach of any of the terms or conditions of, or constitute default under, Seller's Articles of Incorporation or its bylaws, or any law or any contract, agreement, note, bond, license or other instrument or obligation to which Seller is a party or by which any of its properties are bound or affected or violate any rule or regulation of any administrative agency, or order, writ, injunction or decree of any court, administrative agency or governmental body applicable to Seller.

       8.7 TITLE TO PERSONAL PROPERTY AND LEASES. The Seller has, and as of the Closing Date will have and will convey to Buyer, good and marketable title to the machinery, equipment, trade fixtures, materials, supplies and other property of every kind, which would be, or in the case of the Closing Date is, included among the Fixed Assets, free and clear of all liens, encumbrances and charges except those which are not in the aggregate material and do not materially detract from the value of or interfere with the use of the property subject thereto or affected thereby. The Seller has, and as of the Closing Date will have, a valid Lease and leases under which it is entitled to use in its business all real and personal property leased by it located in the Branch Office.

       8.8 THE DEPOSITS. The books and records of Seller with respect to deposits will fairly reflect (subject to normal adjustments) the Deposits held by Seller at the Branch Office.

       8.9 TAXES. All taxes imposed by the United States or by any state municipality, subdivision or instrumentality of the United States or by any other taxing authority which are due or payable by Seller relating to the Branch Office have been paid in full or adequately provided for by reserves shown in the records and books of the Seller, and will be so paid or provided for as of the Closing Date and Seller has no knowledge of any deficiencies with respect thereto. Any claims for refund or refunds of such taxes shall remain the property of Seller.

       8.10 INSURANCE. Seller and the assets relating to the Branch Office have been adequately insured with respect to risks normally insured against by companies similarly situated. Seller will use its best efforts to maintain such policies in full force and effect through and including the day prior to the Closing Date. Thereafter, Buyer shall have and maintain its own insurance.

       8.11 COMPLIANCE WITH LICENSES AND PERMITS. Seller has obtained and kept in force all material governmental licenses and permits necessary to conduct its banking business at the Branch Office as now conducted by it and to own and operate the properties and assets utilized by it in such business.
 No proceeding is pending nor, to the best of its knowledge, has Seller been threatened with any proceeding wherein the remedy sought is the revocation or limiting of any such governmental license or permit and Seller does not know of any basis or grounds for any such revocation or limitation. Seller has complied in all material respects with all laws rules, regulations, ordinances, codes, orders, licenses and permits relating to the conduct of its banking business at the Branch Office.

       8.12 MISSTATEMENT. Nothing in this Agreement or in any other certificate, statement, schedule or document furnished or to be furnished to Buyer by or on behalf of the Seller as required by this Agreement contains or will contain any misstatement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

       8.13 DEFAULTS. As to the contracts to be assumed by Buyer hereunder, Seller is not in material default thereunder and each party with whom each such contract has been entered does not have a right to terminate such contract as a result of Seller's default thereunder or to claim monetary damages against Seller. Seller has not been notified that any other party thereto claims that Seller is in default, and, to the best of Seller's knowledge, no other party thereto is in default thereunder.

       8.14 CERTAIN LITIGATION. There is no suit, action or claim, no investigation or inquiry by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending or, to the best of Seller's knowledge, threatened against Seller wherein the relief sought is the seizure or return of any of its tangible personal property which would be included among the Assets.

       8.15 LEASE. To the best of Seller's knowledge, the lessor under the Lease has performed in all material respects its obligations under the Lease.
 Seller has performed in all material respects its obligations under the Lease.

    9. WARRANTIES AND REPRESENTATIONS OF BUYER.

       Buyer hereby represents and warrants to Seller as of the date hereof:

       9.1 ORGANIZATION. Buyer is a state banking corporation duly organized and validly existing under the laws of the State of California with full power and authority to exercise its corporate powers, rights and privileges and to conduct a commercial banking business in the State of California.

       9.2 AUTHORITY. The execution and delivery of this Agreement by Buyer have been duly authorized by its Board of Directors and no further corporate action

(other than the approval of this Agreement and the transaction contemplated herein by Buyer's shareholders) will be or is necessary to make this Agreement valid, binding and enforceable in accordance with its terms except as the enforcement thereof may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditor's rights generally.

       9.3 FINDERS OR BROKERS. Buyer has not in any manner whatsoever paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transaction contemplated hereby, other than a finder's fee payable to Guyot & Associates in the amount of $9,000 or 0.13% of Deposits, whichever is greater, which shall be split equally between the parties. All negotiations relating to this Agreement have been conducted by Buyer directly and without the intervention of any person in such manner as to give rise to any valid claim against Seller for any brokerage commission or other like payment.

       9.4 GOVERNMENTAL NOTICES. Buyer has not received written notice from any federal or California governmental agency indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

       9.5 COMPLIANCE WITH INSTRUMENTS. The performance of this Agreement by Buyer will not violate or result in the breach of any of the terms or conditions of, or constitute a default under, Buyer's Articles of Incorporation, its bylaws, or any contract, agreement, note, bond, license, or other instrument or obligation to which Buyer is a party or by which any of its properties or assets are bound or affected, or violate any law, or any rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency or governmental body applicable to Buyer.

    10. DISCLAIMERS AND OTHER SPECIAL PROVISIONS.

       Buyer and Seller understand and agree as follows:

       10.1 FIDUCIARY ACCOUNTS. No transfer of properties, assets, investments, agreements, rights or assumption of obligations under trusts, executorship, administrations, guardianships, agencies and other representative capacities of Seller in existence as of the end of the day prior to the Closing Date is contemplated or required by this Agreement, except for Individual Retirement Accounts and other trust accounts which are serviced by Seller's commercial banking business in the ordinary course of business. Without limiting the generality of the foregoing, Seller and Buyer shall cooperate to appropriately address any account to the extent Buyer determines that such account requires trust powers for the administration thereof.

       10.2 DEPOSITS. All transfers to Buyer of the Deposits included among the Liabilities are subject to the individual depositors' continuing rights to withdraw under Section 4856 of the California Financial Code, and Seller makes no representation, warranty or agreement concerning the continuing maintenance of such deposits at the Branch Office.

       10.3 PAYMENT OF CERTAIN INTEREST. From and after the Closing Date, Buyer shall pay all interest on the Deposits included among the Liabilities (including the Accrued Interest) in accordance with the terms of the contracts applicable to such Deposits.

       10.4 INDEMNIFICATION.   Seller and Buyer (references in this Section
10.4 to either party shall include its officers, directors, representatives, agents, employees, successors or assigns) each agrees to indemnify and hold the other harmless from and against any and all claims, liabilities, suits, losses, damages, costs and expenses, including reasonable attorneys' fees, whether accrued, absolute, contingent or otherwise, or whether due or to become due (including, without limitation, liability for income taxes, excise taxes, state or local taxes or any other direct or indirect taxes due or to become due) which such other party may incur directly or indirectly as a consequence of (i) such indemnifying party's failure to pay and perform (x) all liabilities and obligations incurred by it with respect to the Branch Office which are not expressly assumed by the other party and (y) all liabilities and obligations incurred by the other party with respect to the Branch Office which are expressly assumed by the indemnifying party; (ii) any acts, omissions or events occurring during the period in which the indemnifying party conducted the business of the Branch Office; (iii) any breach of any of the conditions or covenants made by either party hereto.
The amounts recoverable by either party with respect to any such claims against the other shall reflect, and such other party shall only be obligated to pay, the net amount of damages suffered by the other party entitled to recovery after giving effect to any insurance proceeds recoverable with respect to such matters. Each party shall select its own counsel and shall pay for the defense of the other party, including reasonable attorneys' fees and costs, with respect to any claim against which such paying party is obligated to indemnify such other party as provided in this Section 10.4.
If such other party chooses to have counsel of its own choosing in addition to that provided by the paying party, it may do so at its sole expense. Each party shall provide to the other written notice of any claim to which such other party's indemnity obligations hereunder do or may apply within sixty
(60) business days after becoming aware of the existence of such claim.

       10.5 POSSESSION. Simultaneously with the consummation of the transfer, Seller, through its officers, agents and employees, will put Buyer into full possession and enjoyment of all properties and Assets conveyed and transferred by this Agreement.

       10.6 TAX REPORTING. Neither Buyer nor Seller will take a position with any federal, state or local taxing authority contrary to any of the terms or provisions of this Agreement.

       10.7 INTEREST REPORTING. Seller shall report from January 1, 1995 through the Closing Date, and Buyer shall report from the Closing Date and thereafter, all interest credited to, interest premiums paid on, interest withheld from, and early withdrawal penalties charged to, the Deposits. Such reports shall be made to the holders of the Deposit accounts and to the applicable federal and state taxing agencies.

       10.8 WITHHOLDING. Following the Closing Date, Seller shall deliver to Buyer (i) "B" notices (TINs do not match) and "C" notices (underreporting/IRS imposed withholding) received by it from the IRS regarding any of the accounts included within the Deposits, and (ii) all notices received from the IRS releasing withholding restrictions on any of the accounts included within the Deposits. Any amounts required by any governmental agency to be withheld from any of the accounts included within the Deposits (the "Withholding Obligations") or any penalties imposed by any governmental agency will be handled as follows:

           (a) Any Withholding Obligations required to be remitted to the appropriate governmental agency on or prior to the Closing Date will be withheld and remitted by Seller, and any other sums withheld by Seller pursuant to Withholding Obligations prior to the Closing Date shall also be remitted by Seller to the appropriate governmental agency on or prior to the time they are due;

           (b) Any Withholding Obligations required to be remitted to the appropriate governmental agency after the Closing Date with respect to Withholding Obligations after the Closing Date shall be withheld and remitted by Buyer.

       10.9 POST-CLOSING RECONCILIATION.

           (a) For a period of sixty (60) days following the Closing Date (the "Inclearing Period"), Seller shall continue to process checks or drafts, drawn on Deposits which are not intercepted by the applicable Federal Reserve Bank ("Federal Reserve"). During the Inclearing Period, Seller shall by 3:00 p.m. Pacific Time on the date of presentment make all of such checks or drafts available to Buyer's courier at Seller's data processing center located at 16420 Valley View, La Mirada, California along with a cash letter listing all such checks or drafts. By 3:00 p.m. Pacific Time
[close of business] on each day of presentment during the Inclearing Period, Buyer shall credit Seller's due to correspondent account with the amount set forth in the cash letter for all items presented to Buyer on that day. Upon expiration of the Inclearing Period, Seller shall cease honoring inclearing items presented against the Deposits and such items shall be returned marked "Refer to Maker".

           (b) ACH TRANSACTIONS. Seller shall provide to Buyer no later than 30 days prior to the Closing Date, the customer name, customer account number, and the originator identification number for each automated clearinghouse ("ACH") entry for the Deposit accounts, and shall further provide, within two business days following the

Closing Date, an updated list as of the close of business on the Closing Date. Following closing, Seller shall transmit to Buyer no later than 12:00 p.m. Pacific Time all information pertaining to ACH items affecting Deposits during each business day including claim number, suffix, if applicable, source name, trade identification, company identification, client name and account number and effective date. Seller will credit such finds to Buyer's due from account maintained with Seller. For a period of 60 days following the Closing Date, Seller agrees to continue to accept and immediately forward to Buyer all ACH entries and corresponding funds. Seller agrees to include the originator identification number, and Buyer agrees to immediately notify and instruct the originator of the ACH to reroute the entries directly to Buyer. Buyer shall be responsible for processing and responding to any reclamation requests. Losses due to reclamation requests related to Deposits that are closed or have insufficient funds to cover a reclamation request will be absorbed by Seller if the reclamation is against a credit received on or prior to the Closing and by Buyer if against a credit received after closing. After the 60 day period, Seller may discontinue accepting and forwarding ACH entries and return them to the originators.

           (c) RETURNED ITEMS. For a period of 60 days following the Closing Date, Seller shall make available no later than 3:00 p.m. Pacific Time to Buyer's courier a cash letter containing all returned items received on that business day. Buyer shall credit Seller's due to account maintained with Buyer by the close of business that day an amount equal to the cash letter for such returned items. Returned items are those items that are included within the Deposits transferred to Buyer but that are returned unpaid to Seller after the Closing Date. Buyer shall notify Seller by facsimile of any unacceptable returned items and Seller shall reimburse Buyer's due from account upon receipt of such unacceptable returned items.

    11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

       11.1 CLAIMS. For the purpose of this Section 11 only, any party seeking to enforce or claiming the benefit of any representation and warranty hereunder is called a "Claimant" and any party or other person against which such right is claimed is called a "Defendant."

       11.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made under this Agreement by either party shall survive the Closing; PROVIDED, however, that from and after the Closing neither Buyer nor Seller shall have any liability for any misrepresentation or breach of warranty unless (i) all losses, costs and damages which a party may incur by reason of misrepresentations or breaches of warranty of the other party shall exceed an aggregate of $5,000 in which event the party causing such losses, costs or damages shall be liable for the amount of the claims in excess of $5,000 and (ii) the Claimant shall have complied with the provisions of
Section 11.3 of this Agreement.

        11.3 LIMITATION OF CLAIMS. Notwithstanding anything to the contrary contained in any other provision of this Section 11, all representations and warranties of the parties hereto shall terminate and expire and shall be without any further force or effect whatever from and after the expiration of four (4) years following the Closing Date, unless the Claimant shall:

            (i) on or prior to such date serve written notice on the Defendant setting forth in reasonable detail any claims which the Claimant may have under this Section 11; and

            (ii) if legal action is required to enforce its rights hereunder, commence legal action or actions against the Defendant within six (6) months after the date on which such written notice is served.

    12. TERMINATION.

        12.1 TERMINATION AGREEMENT.  Except as is otherwise provided in
Section 12.3, this Agreement shall terminate and shall be of no further force or effect as between the parties hereto upon the occurrence of any of the following:

            (i) Immediately upon the expiration of fifteen (15) days from the date that Seller has given notice to Buyer of a breach or default by Buyer in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder; PROVIDED, however, that no such termination shall be effective if, within such fifteen (15) day period, Buyer shall have substantially corrected and cured the grounds for termination as set forth in such notice of termination;

            (ii) Immediately upon the expiration of fifteen (15) days from the date that Buyer has given notice to Seller of a breach or default by Seller in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder; PROVIDED, however, that no such termination shall be effective if, within such fifteen (15) day period, Seller shall have substantially corrected and cured the grounds for termination as set forth in such notice of termination;

            (iii) Upon mutual agreement of the parties, if it appears unlikely that the regulatory approvals required in order to fulfill the conditions set forth in Section 5.1.2 of this Agreement will be obtained, or if the parties otherwise mutually agree to terminate this Agreement for any other reason;

            (iv) At the option of Buyer as set forth in Section 10.6 of this Agreement; or

            (v) Upon written notice by either party to the other party if the Closing has not occurred on or before March 31, 1996, unless such date is extended by the mutual agreement of the parties hereto.

        12.2 IMMATERIAL BREACH. Notwithstanding anything to the contrary contained herein, no party hereto shall have the right to terminate this Agreement on account of its own breach or because of any immaterial breach by any other party hereto of any covenant, agreement, representation, warranty, duty or obligation hereunder.

        12.3 EFFECT OF TERMINATION. No termination of this Agreement under this Section 12 shall release, or be construed as so releasing, any party hereto from any liability or damage to any other party hereto arising out of, in connection with or otherwise relating to, directly or indirectly, such party's material and bad faith breach, or such party's default, breach or failure in performance of any of its warranties, representations, covenants, agreements, duties or obligations arising hereunder. No termination of this Agreement under this Section 12 or for any other reason shall terminate or release any party hereto from its obligations set forth in Sections 10.4,
15.1 or 15.2 of this Agreement.

        12.4 WAIVER OF RIGHT TO TERMINATE. Either Buyer or Seller may, at its written election, waive any of their respective rights to terminate this Agreement under the foregoing provisions of this Section 12, and the parties shall be deemed to have waived such rights from and after the Closing Date even though actual settlement may have been delayed pursuant to the provisions of Section 14.

     13. EFFECT ON THIRD PARTIES.

        Except as otherwise provided by law, neither the rights of creditors and depositors of Seller nor any liability or obligation for payment of money nor any claim or cause of action against Seller shall be in any manner released or impaired by this Agreement or by the transactions contemplated hereunder, and the rights and obligations of all creditors and depositors and of all other persons shall remain unimpaired; Buyer shall succeed to all such obligations and liabilities only to the extent included among the Liabilities as of the day prior to the Closing Date and shall be liable from then and thereafter to pay, discharge and perform all such debts and obligations of Seller assumed pursuant to this Agreement and in connection with the transaction contemplated hereunder in the same manner as if Buyer had itself incurred the debts or obligations, and Buyer shall succeed to all rights, offsets and defenses of Seller in connection therewith.

     14. DELAYED SETTLEMENTS.

        14.1 CLOSING AND FIRST ADJUSTMENT. In the event that the requisite valuations of certain Assets or the amounts of certain Liabilities are not determinable for the purposes of computing the Payment Amount as of the end of the day prior to the day selected as the Closing Date as required under
Section 3 of this Agreement due to the unavailability of the Individual Statement or other records reflecting the required values and amounts as of such time, such valuation shall be made by using the Individual Statement and other records reflecting these values as of the close of business on the fifth (5th) business day immediately preceding the Closing Date. A preliminary Payment Amount shall thereupon be determined pursuant to the provisions of this Agreement and based upon such preliminary amount, a preliminary payment pursuant to either Section 3.4 or 3.5, as the
case may be, and Sections 3.6 and 3.7 shall be made.   Within fifteen (15)
business days immediately following the Closing Date, when the Individual Statement and other records as of the end of the day prior to the day selected as the Closing Date shall be available, Buyer and Seller shall compute the Payment Amount according to the provisions of this Agreement and Buyer or Seller shall immediately pay such excess amount in immediately available funds to the other party as appropriate.

        14.2 FINAL SETTLEMENT. All claims by either party to this Agreement regarding the proper computation of the Payment Amount under this Agreement shall be submitted in writing to the other party within ninety (90) days following the Closing Date. No claim shall be valid and no Payment Amount adjustment shall be made with respect to any claim which is not submitted within such ninety (90) day period, whether or not such claims should or could have come to the attention of the claiming party prior to the expiration of such period of time. All claims submitted by the parties within the ninety (90) day period shall be resolved by the mutual agreement of the parties (or by such other means as the parties may designate in writing at some future date) within six (6) months following the Closing Date. The parties agree to use their best efforts to resolve all claims by mutual agreement, and in this connection each party agrees that its representatives will be available at reasonable times to discuss and resolve any disputed matters. In the event such claim cannot be resolved within six
(6) months following the Closing Date, the claiming party may commence or institute a legal action or proceeding to enforce such claim.

        14.3 PAYMENT AND INTEREST. Any amounts payable by one party to the other pursuant to Sections 14.1 and 14.2 shall be payable upon demand of the party entitled thereto in immediately available funds and shall bear interest (payable on demand in immediately available funds) from and after the Closing Date to the day of payment at a rate per annum (calculated for actual days elapsed on the basis of a 365-day year) equal to the rate for federal funds published in the Wall Street Journal Western Edition from time to time, which rate shall be adjusted from time to time as said Fed Funds' rate changes.

     15.  MISCELLANEOUS.

        15.1 CONFIDENTIALITY AND PUBLICITY. Except as contemplated by this Agreement or as is necessary to carry out the transaction contemplated hereby, all information or documents furnished by either party to the other party in connection with this Agreement, and not otherwise known to the other party or already in the public domain, shall be kept confidential, except as disclosure may be required to obtain the regulatory approvals contemplated herein. If for any reason this transaction is not consummated, each party shall return to the other all information and copies or originals of any documents or other materials furnished pursuant to this Agreement. The parties shall coordinate all publicity relating to this purchase and sale.
No party shall issue any press release or other written public notice or make any public statement in connection with this Agreement or the transaction contemplated hereby without the prior written consent of the other party, or unless in the sole opinion of such party's legal counsel a press release or other written public notice or statement is required by applicable law or regulation.

        15.2  EXPENSES.  Except as is otherwise provided in Sections 10.5 and
15.9 of this Agreement and except for the fee payable to Guyot & Associates, whether the Closing takes place or whether this Agreement is terminated, each party shall pay its own costs and expenses imposed on or incurred by it in connection with this Agreement and the transactions contemplated hereby, including, but not by way of limitation, all regulatory fees, attorneys' fees, accounting fees, and other expenses.

        15.3 NOTICES. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or by United States mail, certified or registered, with return receipt requested, or otherwise actually delivered, as follows:

                              (i)     If to Seller, to:

                                       Southern California Bank
                                       P.O.  Box 588
                                       16420 Valley View
                                       La Mirada, California 90637
                                       Attn: Bruce W.  Roat

                                       With a copy to:

                                       Andrew Erskine, Esq.
                                       Manatt, Phelps & Phillips
                                       11355 West Olympic Boulevard
                                       Los Angeles, California 90064-1614

                               (ii)    If to Buyer, to:

                                       Preferred Bank
                                       601 South Figueroa Street
                                       20th Floor
                                       Los Angeles, California 90017
                                       Attn: Li Yu, Chairman of the Board

                                       With a copy to:

                                       Yu-Ching Lau
                                       601 South Figueroa Street
                                       20th Floor
                                       Los Angeles, California 90017

The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this
Section 15.3. Any notice, demand or other communication given pursuant to the provisions of this Section 5.3 shall be deemed to have been given on the date actually delivered or five (5) days following the date deposited in the United States mail, properly addressed, postage prepaid, as the case may be.

        15.4 SUCCESSORS AND ASSIGNS. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and permitted assigns; PROVIDED, however, this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto without the prior written consent of the other party.

        15.5 THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

        15.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument.

        15.7 GOVERNING LAW. This Agreement is made and entered into in the State of California and the laws of that state shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

        15.8 CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

        15.9 ATTORNEYS FEES. In the event either party to this Agreement brings an action or suit against the other party by reason of any breach of any covenant, agreement. representation, warranty or any other provision hereof, or any breach of any duty or obligation created hereunder by such other party, the prevailing party in whose favor final judgment is entered shall be entitled to have and recover of and from the losing party, all costs and expenses incurred or sustained by such prevailing party in connection with such suit or action, including without limitation, reasonable legal fees and court costs (whether or not taxable as such).

        15.10 ENTIRE AGREEMENT. The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those herein expressed. This Agreement embodies the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless expressly referred to by reference herein.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                       SELLER:
                                       -------

                                       SOUTHERN CALIFORNIA BANK



                                       By     /s/
                                          -----------------------------
                                       Its President/CEO
                                          -----------------------------


                                       BUYER:
                                       ------

                                       PREFERRED BANK



                                       By    /s/
                                          ----------------------------
                                       Its CHB/Pres/CEO
                                          ----------------------------

                                      SCHEDULE A
                               CITY OF INDUSTRY BRANCH
                           FURNITURE, FIXTURES & EQUIPMENT
                                  SEPTEMBER 30, 1995

                                     Preferred
           Description                 Bank           SCB            Total
- -------------------------------     ---------      ---------       ---------
Leasehold improvements
      Renovations                    158,419                       158,419
      Signs                                          23,976         23,976
      Teller lines                    25,770                        25,770
      Vault                           56,566                        56,566
                                   ---------      ---------      ---------
Leasehold subtotal                   240,755         23,976        264,731
                                   ---------      ---------      ---------

Computer and office equipment            227         11,744         11,971

ATM
      Equipment                       19,482                        19,482
      Drive up                         8,053                         8,053
                                   ---------                     ---------
ATM Subtotal                          27,535                        27,535

Safe deposit boxes                     2,687                         2,687

Furniture                                167          2,428          2,595
                                   ---------      ---------      ---------

Total FF&E                          $271,371        $38,148       $309,519
                                   ---------      ---------      ---------
                                   ---------      ---------      ---------


Note:  A detail fixed asset listing is attached.